EXHIBIT 3.57

BY-LAWS

OF

GLOBAL CROSSING BANDWIDTH, INC.

ARTICLE 1

SHAREHOLDERS

Section 1 - Annual Meetings. The annual meeting of the shareholders for the election of directors and the transaction of any other business which may properly come before it shall be held each year on such day and at such hour in such month as shall be fixed by the Board of Directors.

Section 2 - Special Meetings. A special meeting of shareholders may be called at any time by the Board of Directors, the Chairman, or by-the holders of the majority of the outstanding stock, and shall be held on such day at such hour as fixed in the call of the meeting.

Section 3 - Place of Meetings, Meetings of shareholders shall be held at the principal office of the corporation or at such other place, within or without the State of California, that may be fixed by the Board of Directors.

Section 4 - Notice of Meetings. Written notice of each meeting of shareholders shall be given and shall state the place, date, and hour of the meeting. Notice of a special meeting shall also state the purpose or the purposes for which the meeting is called and shall indicate the person or persons who called the meeting. A copy of the notice of any meeting shall be given personally or by mail not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at the meeting.

Section 5 - Quorum. At each meeting of shareholders, the holders of a majority of the shares entitled to vote at the meeting, present in person or by proxy, shall be necessary to constitute a quorum for the transaction of business. If a quorum shall not be present at the time fixed for the meeting, the shareholders present in person or by proxy and entitled to vote thereat, shall have power to adjourn the meeting from time to time, without notice other than an announcement at the meeting of the place, date and hour of the adjourned meeting, until a quorum shall be present. At any such adjourned meeting at which a quorum is present, only business may be transacted which might have been transacted had a quorum been present at the time originally set for the meeting. However, if any meeting is adjourned for more than thirty (30) days, or If after any such adjournment, a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each shareholder entitled to vote thereat.

Section 6 - Voting. At each meeting of shareholders, each shareholder shall be entitled to cast one vote for each share of stock standing in his/her name on the books of the Corporation on the record date. All matters shall be determined by a majority of the votes cast, except that the directors shall be elected by a plurality of the votes cast. Voting for directors need not be by written ballot unless the shareholders at a meeting so determine.

Section 7 - Proxies, Each proxy shall be in writing executed by the shareholder giving the proxy. No proxy shall be valid after the expiration of three (3) years from its date, unless a longer period is provided for in the proxy. Unless and until voted, every proxy shall be revocable by the person who executed it.

Section 8 - Written Consent. Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

ARTICLE II BOARD OF DIRECTORS

Section 1 - General Power. The property and business of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things on its behalf as are not, by statute or by the Certificate of Incorporation or by these By-Laws, directed or required to be exercised or done by the shareholders.

Section 2 - Number. The Board of Directors shall consist of not less than one (1) and not more than five (5) directors as fixed from time to time by the Board of Directors.

Section 3 - Election and Term of Directors. Directors shall be elected at the annual meeting of shareholders and shall hold office until the next annual meeting and until their successor has been elected and qualified.

Section 4 - Regular Meetings. As soon as practicable after each annual election of directors, the Board of Directors shall meet for purposes of organization. the election of officers, and transaction of other business. Other regular meetings of the Board of Directors may be held at such places, dates and hours as may be fixed from time to time by the Board of Directors. Notice of regular meetings need not be given.

Section 5 - Special Meetings. Special meetings of the Board of Directors may be called by the President or by any two directors, and shall be held at such time and place as are fixed in the call of the meeting Notice of each such meeting shall be mailed to each director, addressed to him/her at the address last given by him/her to the Secretary or, if none has been given, to his/her residence or usual place of business, at least three (3) days before the day on which the meeting is to be held, or shall be sent to him/her by telegraph, cable, wireless or similar means so addressed, or shall be delivered personally or by telephone at least twenty-four (24) hours before such meeting. Each notice shall state the time and place of the meeting but need not state the purposes thereof. Notice of any such meeting need not be given to any director if waived by him/her in writing or by telegraph, cable, wireless or other form of recorded communication, or if otherwise waived as provided by law.

Section 6 - Quorum and Manner of Acting. At each meeting of the Board of Directors, the presence of a majority of the total number of directors shall be required to constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. If a quorum shall not be present at any meeting of the Board of Directors, the members of the Board present thereat may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum shall be present. Members of the Board of Directors or any committee designated by the Board may participate in the meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 7 - Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or the committee consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Board or the committee.

Section 8 - Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors, and the vacancy or vacancies in the Board of Directors caused by any such removal may be filled by the shareholders at the meeting or in the written consent in which the vacancy is created or, if not so filled, by majority vote of the remaining directors.

ARTICLE III

OFFICERS

Section 1 - Officers Enumerated. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as the Board of Directors may in its discretion elect. Any two or more offices may be held by the same person.

Section 2 - Election and Term of Office. All officers shall be elected by the Board of Directors at its first meeting held after the annual meeting of shareholders. Subject to the right of the Board of Directors to remove any officer with or without cause, each officer shall hold office for the term for which he/she is elected or appointed and until his/tier successor has been elected and qualified.

Section 3 - President. The President shall have responsibility for the general management of the business of the Corporation. The President may be the Chief Executive Officer of the Corporation, and if so, he or she shall only be subject to the supervision of the Board of Directors. In the absence of a Chief Executive Officer the President may preside at meetings of . shareholders.

Section 4 - Vice Presidents. Each Vice President shall, in the absence or incapacity of the President, and .in order of seniority as fixed by the Board, possess the powers and perform the duties of the President, and each shall possess such other powers or perform such other duties as the Board of Directors may prescribe.

Section 5 - Secretary. The Secretary shall issue notices of all meetings of shareholders, and of the Directors whenever notice is required. He/she shall keep the minutes of all meetings of shareholders and of the Board of Directors in a book to be kept for that purpose. He/she shall sign such instruments as require his/her signature, and shall possess such other powers and perform such other duties as usually pertain to his/her office or as the Board of Directors may prescribe.

Section 6 - Treasurer. The Treasurer shall have the care and custody of all the funds and securities of the I Corporation. He/she shall keep or cause to be kept complete and accurate books of accounts of all monies received and paid on account of the Corporation. He/she shall sign such instruments as require his/her signature and shall possess such other powers and perform such other duties as usually pertain to his/her office or as the Board of Directors may prescribe.

Section 7 - Assistant Officers. Any Assistant Vice President, Assistant Secretary or Assistant Treasurer elected by the Board of Directors, shall assist the officers to whom he/she is an assistant, shall possess the officer’s powers and perform that officer’s duties in his/her absence or incapacity, and shall possess such other powers and perform such other duties as the Board of Directors may prescribe.

ARTICLE IV GENERAL

Section 1 - Books and Records. The books and records of the Corporation may be kept at such places within or without the State of California as the Board of Directors may from time to time determine.

Section 2 - Seal. The Seal of the Corporation shall be in the form of a circle and shall bear the name of the Corporation, the year of incorporation, and any other matters deemed appropriate by the Board of Directors.

Section 3 - Indemnification.

a.	To the full extent authorized by law, the Corporation shall indemnify any person, made, or threatened to be made, a party to any action by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director, officer or employee acted in a manner consistent with such indemnification under the California Corporations Code as such law now exists or may be hereafter amended. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action upon the terms and conditions required by the California Corporations Code as such law now exists or may be hereafter amended.

b.	The Corporation, unless ordered by a court, shall indemnify any claim, issue or matter as to which such person shall have met the standard of conduct required by the California Corporations Code as follows: (1) by the Board of Directors acting by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding, or (2) if a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

Section 4 - Fiscal Year.

The fiscal year of the Corporation shall end at the close of business on December 31 of each calendar year.

Section 5 - By-Law Amendments.

The By-Laws of the Corporation may be adopted, amended or repealed by vote of the shareholders at any annual meeting or at any special meeting called for the purpose or, except as otherwise provided by these By-Laws or by law, by vote of a majority of the authorized number of directors at any regular or special meeting.